EXHIBIT 10.1

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) effective as of March 19, 2024 (the ”Effective Date”) is made and entered into by and between GBT Tokenize Corp. having its principal place of business at c/o GBT Technologies, Inc, 8557 N West Knoll Dr. West Hollywood, CA 90069 (“Seller”) and VisionWave Technologies Inc. having its principal place of business at 164 N Stanley Dr., Beverly Hills, CA 90211 (“Purchaser”). Seller and Purchaser may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

RECITALS

WHEREAS, Seller is the owner of the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects (which has been assigned by Seller an internal project name: “Apollo”), which consists of the patents are more specifically described on Exhibit A which is attached hereto (the “Patents”).

WHEREAS, Purchaser is seeking to further develop the Patents and is desirous of acquiring the entire right, title, and interest in the Patents from the Seller.

WHEREAS, the Parties now desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following terms, whether in singular or in plural form, when used with a capital initial letter shall have the respective meanings as follows.

1.1 “Action” means an assertion made or a proceeding filed by a Person or one of its affiliates.

1.2 “Patent(s)” means the issued patent and patent applications listed in Exhibit A hereto as defined above.

1.3 “Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein including, without limitation, Seller or any of its affiliates, or Purchaser or any of its affiliates.

2. PURCHASE AND SALE OF PATENTS

2.1 Purchase and Sale of Patents. Effective as of the Closing Date and subject to the fulfillment of the Parties’ obligations set forth in Sections 3.2 and 3.3 below, Seller hereby sells, assigns and transfers to Purchaser its entire right, title and interest in and to all of the Patents, including all past, present and future causes of actions and claims for damages derived by reason of patent infringement thereof for Purchaser’s own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of each one of the Patents. To evidence the assignment of the Patent, Seller shall execute a patent assignment document (“Patent Assignment”) for the Patent as may be required by the Purchaser. Notwithstanding the foregoing assignment, in the event that the Closing is not consummated within twenty (20) calendar days from the Effective Date, Seller shall have the right, in its sole discretion, to terminate this Agreement including all obligations of Seller and all rights of Purchaser set forth in this Agreement.

2.2 Purchase Price. The Purchase Price in this Agreement is set at $30,000,000 (the “Purchase Price”), which the Purchaser will pay in shares of common stock of the Purchaser, $0.0001 par value per share (the “Common Stock”). The Parties agree that the final Purchase Price may be adjusted and will be governed by a valuation report issued by a professional third party (“Valuation”). If the final Purchase Price per the Valuation is less than $30,000,000, the Seller has the option to cancel this Agreement. In accordance therewith, Purchaser hereby agrees to issue and deliver to Seller, pursuant to the terms set forth in Section 3.2, 1,000 shares of Common Stock (the “Shares”), to the Seller, representing 50% of the Purchaser’s issued and outstanding shares of Common Stock, where the remainder of the 50% of Purchaser’s issued and outstanding shares of Common Stock are owned by a corporation controlled by Anat Attia.

2.3 Lock-Up. The Shares shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) the twelve (12) months after such date or (ii) written consent of Purchaser (the “Seller Lockup Period”). During the Seller Lockup Period, the Seller shall enter into a lock-up agreement pursuant to which Seller may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Shares acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Shares, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares. The terms of this provision shall convey to any subsequent holder of the Shares.

3. CLOSING AND DELIVERY

3.1 The Closing. The transaction shall be consummated at the officers of the Purchaser within twenty (20) calendar days from the Effective Date (the “Closing Date”).

3.2 Seller Deliverables. At the closing, Seller shall deliver to Purchaser a duly executed Patent Assignment(s).

3.3 Purchaser Deliverables. At the closing, Purchaser shall deliver or cause to be delivered to Seller or its affiliate the Purchase Price which will consist of the Shares.

4. TRANSFER OF PATENT

4.1 Patent Assignment(s). Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all rights, title and interest it has in and to the Patents and all inventions and discoveries described therein and all rights of Seller to collect royalties under such Patents.

4.2 Assignment of Causes of Action. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents as of the Effective Date.

5. ADDITIONAL OBLIGATIONS

5.1 Further Assurances. Seller agrees to cooperate with Purchaser in the obtaining and sustaining of any and all such additional documentation needed and in confirming Purchaser’s exclusive ownership of the Patents. At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Patents as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transfer of ownership in and to the Patents as contemplated hereby.

5.2 Further Assistance. Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining, and/or enforcing the patent rights. Such assistance may also include providing prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Patents. Seller’s agreement to render any of the foregoing assistance is subject to Purchaser’s payment of all reasonable expenses of Seller incurred in connection therewith and the availability of Seller’s personnel.

6. REPRESENTATIONS AND WARRANTIES

Seller hereby warrants to Purchaser as follows:

6.1 No Assignment. Except as set forth on Schedule 6.1, Seller warrants that (i) no assignment of the Patents, application or patent therefor has been made to a party other than Purchaser and (ii) there is no obligation to make any assignment of the invention(s), application, or any patent therefor to any party other than Purchaser.

6.2 Title and Contest. Seller has good and marketable title to the Patent, including without limitation all rights, title, and interest in the Patent to sue for infringement thereof. The Patent is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named inventor of the Patent relating in any way to the Patent and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire the Patent.

6.3 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patent as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Patent.

6.4 Payment of Fees Due. Seller has paid all fees due on the Patent to the United States Patent and Trademark Office as of the Effective Date of this Agreement.

7. MISCELLANEOUS

7.1 No Representation or Warranty. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER THAT THE PATENT COVERED BY THIS AGREEMENT ARE EITHER VALID OR ARE INFRINGED BY ANY OTHER PARTIES.

7.2 Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT

7.3 Limitation of Liability. EXCEPT IN THE CASE OF FRAUD BY SELLER, IN NO EVENT SHALL EITHER PARTY’ S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.4 Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process, including in confidence to financial advisors in their capacity of advising a party in such matters and as required by the Securities Exchange Act of 1934, as amended; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources.

7.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

7.6 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provisions were not contained herein.

7.7 Indemnification. Each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney’s fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

7.8 Entire Agreement; Waiver of Breach. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understanding among them in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

GBT TOKENIZE CORP.

By:
Name:	Michael D. Murray
Title:	Chief Executive Officer

VisionWave Technologies Inc

By:
Name:	Yossi Attia
Title:	Chief Executive Officer

We give our consent:

GBT Technologies, Inc.

By:
Name:	Mansour Khatib
Title:	Chief Executive Officer

Exhibit A

List of “Patents”

Title	App. No.	Country	Filing Date	Status/Deadline	Patent No.	Issue Date
SYSTEMS AND METHODS OF FACIAL AND BODY RECOGNITION, IDENTIFICATION AND ANALYSIS	17/212,235	USA	Mar. 25, 2021	GRANTED	US 11,527,104 B2	Dec. 13, 2022
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	16/155,093	USA	Oct. 9, 2018	GRANTED	US 10,853,327 B2	Dec. 1, 2020
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	17/104,001	USA	Nov. 25, 2020	GRANTED (CONTINUATION)	US 11,663,167 B2	May 30, 2023
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (APOLLO)	17/471,213	USA	Sep. 10, 2021	GRANTED	US 11,302,032 Bl	Apr. 12, 2022
ELECTRONIC CIRCUITS FOR SECURE COMMUNICATIONS AND ASSOCIATED SYSTEMS AND METHODS (SECURE COMM.)	15/015,441	USA	Feb. 4, 2016	GRANTED	US 10,521,614 B2	Dec. 31, 2019
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (APOLLO CONTINUATION)	17/694,384	USA	Mar. 14, 2022	PENDING (CONTINUATION)	Publication. No.: US 2022/0405966 Al	Dec. 22, 2022 (Publication Date)

Schedule 6.1

On August 8, 2023, Seller entered into a Patent Purchase Agreement (“PPA”) with Bannix Acquisition Corp. (“BNIX”), a which is publicly traded SPAC on NASDAQ. Pursuant to the PPA, BNIX was to acquire the entire right, title, and interest of the Patents in a contingent closing subject to BNIX closing its own business combination (“BC”). As BNIX announced on March 13, 2024, the BC was terminated. Further, BNIX and Seller enter into a letter agreement whereby the PPA was terminated.